Exhibit 99.1

IIoT-OXYS Inc. Exercises Option to License MIT Technology that has Broad Applications to the Industrial Internet of Things (IIoT).

CAMBRIDGE, MA / November 27, 2017 / IIoT-OXYS Inc. (Stock Symbol: ITOX) announced that it has exercised an option to license intellectual property from MIT that has potentially broad applications to the Industrial Internet of Things (IIoT) applications space. Mr. Giro DiBiase, the CEO of IIoT-OXYS Inc., commented that “the IIoT space is extremely competitive, and the real value-add to customers comes from advanced algorithms that transform data into meaningful insights. The Option Agreement that we exercised deals with precisely these kinds of advanced algorithms developed by world-leading researchers at MIT.”

Mr. Patrick Phillips, Founder of HereLab, a company in discussions with IIoT-OXYS Inc. in terms of being acquired, observed that “this advanced algorithm set from MIT will provide IIoT-OXYS Inc. with outstanding capabilities that can address a wide range of needs in the IIoT space including Energy Monitoring, Machine Monitoring, and other Smart Factory applications. This will enable customers to control costs, better utilize capital assets, prevent unplanned downtime and control maintenance costs, and improve operational efficiencies across the enterprise.”

Mr. Giro DiBiase, CEO of IIoT-OXYS Inc. commented on next steps: “we are currently in the process of developing a business plan which will outline the revenue potential of the technology as we envision it during the commercialization process. Then we will need to negotiate specific terms with MIT as to the final licensing agreement – we cannot comment on what these terms of this non-exclusive licensing might be at this time as they still need to be developed jointly. However this action demonstrates our commitment to teaming with the best-in-class research institutions from around the world to bring impactful technology to market that will help the bottom line of our customers.”

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, our inability to enter into and close a definitive agreement with MIT, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mr. Giro DiBiase

CEO

IIoT- OXYS, Inc.

info@oxyscorp.com

+1 617 500 5101

SOURCE: IIoT-OXYS Inc.